April 19, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

          We have read the statements made by Kings Road Entertainment, Inc. (copy attached), which we understand will be filed with Commission, pursuant to
Item 4 of Form 8-K, as part of the Company's 8-K report for the month of April, 1999. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,



Stonefield Josephson, Inc.